EXHIBIT 21

X-RITE, INCORPORATED

LIST OF CONSOLIDATED SUBSIDIARIES

1.	X-Rite International, Inc.

2.	X-Rite Holdings, Incorporated

3.	X-Rite GmbH

4.	X-Rite Asia Pacific Limited

5.	X-Rite Ltd.

6.	X-Rite MA, Incorporated

7.	OTP, Incorporated

8.	Labsphere, Inc.

9.	X-Rite Méditerranée SARL

10.	X-Rite Global, Incorporated.

11.	XR Ventures, LLC

12.	X-Rite Europe, B.V.

13.	X-Rite, (Shanghai) International Trading Co. Ltd.

14.	Monaco Acquisition Company

15.	X-Rite, KK

16.	X-Rite, Italy Srl.

17.	X-Rite Asia Pacific PTE

18.	Labsphere Ltd.